Exhibit 99.1

Superior Industries Reports
Record Fourth Quarter Results

Expects Lower First Quarter 2004

Year Over Year Results Compared To Strong Q1 2003

     VAN NUYS, CALIFORNIA — February 6, 2004 — Superior Industries International, Inc. (NYSE:SUP) today announced operating results for the fourth quarter and 2003.

     “With the launch of a record number of new products and simultaneous implementation of a multi-plant expansion program that is vital to our future, 2003 was challenging for Superior. Our people responded by delivering record revenue and unit wheel shipments for the year, and topped it off with record revenue, unit wheel shipments and net income in the fourth quarter,” said Louis L. Borick, Chairman and Chief Executive Officer.

Fourth Quarter Results

     For the three months ended December 31, 2003, revenue increased 17.3% to $230,705,000, an all-time high, from $196,735,000 for the fourth quarter of 2002 as unit wheel shipments rose 12.4% to a new quarterly record. Net income increased 2.8% to a record $23,051,000, or $0.85 per diluted share, compared to $22,431,000, or $0.83 per diluted share, for the same period a year earlier.

     Beginning in 2003, Superior’s aluminum suspension components business was included in the determination of gross profit and not shown as a separate line item. Operating results for the fourth quarter of 2003 included a loss from this business of approximately $2,200,000 compared to $2,600,000 in 2002. The company’s share of profits from its joint venture aluminum wheel manufacturing operation in Hungary for this year’s fourth quarter was $2,100,000.

2003 Results

     For the twelve months ended December 31, 2003, revenue increased 7.4% to a record $840,349,000 from $782,599,000 for 2002. Unit wheel shipments increased 3.0% to over 15 million, a new annual record. Net income declined to $73,720,000, or $2.73 per diluted share, compared to $78,250,000, or $2.91 per diluted share for 2002.

     Operating results for 2003 included a loss of approximately $10,500,000 from the suspension components business. The company’s share of profits from its joint venture in Hungary was $8,600,000 for 2003 compared to $6,300,000 a year ago.

     At December 31, 2003, Superior had working capital of $304,889,000, including cash and cash equivalents of $156,847,000, and no debt.

Operations Review

     President and Chief Operating Officer Steve Borick said, “While our profitability in 2003 was affected by significant one-time operating expenses for Superior’s multi-plant expansion programs and an unprecedented number of new product launches, we made progress in alleviating these margin pressures in the fourth quarter.

     “Superior won more new and replacement aluminum wheel supply contracts in 2003 than ever before as we continued to expand share of the OEM aluminum wheel business. We initiated 31 new and replacement programs, involving 96 different wheel styles, including entirely new business for the popular Ford F150, GM’s Chevrolet Malibu and Cadillac SRX, Mitsubishi Endeavor, Mazda 6 Sedan and the Toyota Solara Coupe. Our efforts to diversify our customer base were rewarded, as wheel shipments to international customers increased 29% and represented 10% of our total shipments for the year, a new high.

     “Superior has been in a state of virtually continuous capacity expansion for the past several years. With the near completion during 2003 of our latest expansion program, we now have increased our annual aluminum wheel production capacity by approximately 25% since 2000. All told, we invested approximately $120 million in this project, financed entirely from internal resources.

     “Our OEM customers will continue to demand higher wheel volumes at increasingly competitive prices. To meet these requirements, we are focused on a long-term strategy to realize efficiency and productivity gains through automation, implementation of best practices, and employee training and development. In this context, the recent launch of our Vision and Execution process was another significant step forward. Vision and Execution formalizes the process of selecting investment projects that are most likely to have a positive impact on the way we manage our business. By facilitating communication and teamwork, this process is a systematic and rigorous way to ensure that we identify, evaluate, communicate and implement the most productive ideas consistently throughout our company. We are fortunate to have both the experienced, motivated management team and the financial strength we need to realize the full value of Superior’s manufacturing assets.”

First Quarter Outlook

     Superior also announced that it currently expects earnings for the first quarter of 2004 to be approximately $0.50 per diluted share. The impact of lower pricing, which is a result of the intense global competitive environment in our specific product group, and certain operating problems that are undergoing focused improvement programs at several of our expanded plants are the main causes for this reduced outlook.

Conference Call

     Superior will host a conference call beginning at 10:00 AM PT (1:00 PM ET) today that will be broadcast on the company’s website, www.supind.com. Investors, analysts, stockholders, news media and the general public are invited to listen to the webcast. Replay of the webcast will be available at this same Internet address shortly after the conclusion of the conference call.

     In addition to reviewing the company’s fourth quarter and full year 2003 results, during the conference call the company also plans to discuss the outlook for 2004, as well as other financial and operating matters. Additionally, the answers to questions posed to management during the call might disclose additional material information.

About Superior Industries

     Superior supplies aluminum wheels and other aluminum automotive components to Ford, General Motors, DaimlerChrysler, Audi, BMW, Isuzu, Jaguar, Land Rover, Mazda, MG Rover, Mitsubishi, Nissan, Subaru, Toyota, and Volkswagen. For additional information, visit www.supind.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(tables attached)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Statements of Income (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31

	2003	2002	2003	2002

NET SALES	$230,705	$196,735	$840,349	$782,599
Costs and Expenses
Cost of Sales	192,580	157,551	716,558	642,289
Selling and Administrative Expenses	5,735	5,143	22,902	22,313
Aluminum Components Start-up Costs	—	2,560	—	8,530

INCOME FROM OPERATIONS	32,390	31,481	100,889	109,467
Equity in Earnings of Joint Ventures	2,102	1,714	8,655	6,260
Interest Income, net	553	1,133	2,727	3,519
Miscellaneous Income, net	417	181	1,144	1,138

INCOME BEFORE INCOME TAXES	35,462	34,509	113,415	120,384
Income Tax Expense	12,411	12,078	39,695	42,134

NET INCOME	$23,051	$22,431	$73,720	$78,250

EARNINGS PER SHARE
Basic	$0.86	$0.85	$2.76	$2.97
Diluted	$0.85	$0.83	$2.73	$2.91

WEIGHTED AVERAGE AND EQUIVALENT SHARES OUTSTANDING
Basic	26,745,000	26,579,000	26,673,000	26,372,000
Diluted	27,108,000	27,004,000	27,033,000	26,907,000

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)

	December 31
	2003	2002

Current Assets	$388,510	$368,941
Property, Plant and Equipment, net	261,733	235,566
Investments and Other Assets	52,962	41,289

	$703,205	$645,796

Current Liabilities	$83,621	$97,123
Long-Term Liabilities	27,378	18,242
Shareholders’ Equity	592,206	530,431

	$703,205	$645,796